Exhibit. 10.48
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is entered into in Tel-Aviv, Israel on April 1, 2022 (hereinafter, the “Effective Date”), by and between Novocure (Israel) Ltd., of Topaz Building, 4th floor, MATAM Center, Sha’ar Ha’Carmel, P.O. Box 15022, Haifa 3190500, a company incorporated under the laws of the State of Israel (the “Company”), and Barak Ben-Arye (the “Employee”).
WHEREAS, the Company is a wholly-owned subsidiary (indirectly) of Novocure Limited, a Jersey (Channel Islands) corporation (the “Parent”); and
WHEREAS, the Employee and the Company desire to assure the Company, the Parent and their respective direct and indirect subsidiaries and affiliates (collectively, the “Novocure Group”) of the Employee’s continued employment in an executive capacity and to compensate him therefor and the Employee is willing to continue to be so employed.
NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:
1.Term
This Agreement and the Employee’s employment thereunder shall be in effect as of the Effective Date and remain in effect until terminated in accordance with Section 8 below.
2.Employment
2.1Commencing as of the Effective Date, the Employee shall serve as the General Counsel of the Company and shall report to, and be subject to the reasonable direction and control of, the Chief Executive Officer of the Company (the “CEO”), as well as the board of directors of the Company and the board of directors of Parent (the “Board”).
2.2While the Employee is employed by the Company, he will devote his full business time, energy and skill to the performance of his duties and responsibilities hereunder. The Employee will not engage in any activities that could create an actual or perceived business or fiduciary conflict of interest with the Novocure Group or unreasonably interfere with the conduct of the Employee’s obligations under this Agreement or any Novocure Group policy or applicable law or regulation (including the laws of any stock exchange on which the shares of Parent stock are listed).
2.3The Employee is being employed in a management position, within the meaning of the Hours of Work and Rest Law, 5711-1951, which requires a special measure of personal trust as defined thereunder. Therefore, the provisions of such law shall not apply to the Employee, and he shall not be entitled to any compensation for his employment beyond that specified in this Agreement.
3.Place and Scope of Employment
The Employee’s regular place of employment shall be in Israel, and will include travel and periods of stay abroad according to the requirement of his position with the Company. The Employee’s weekly day of rest shall be Saturday.

Exhibit. 10.48
4.Remuneration
4.1Base Salary. The Company shall pay to the Employee a gross annual salary of NIS 1,292,000, based on an annual amount of US $400,000 (with a US Dollar/NIS exchange set at 1 US Dollar to 3.23 NIS), paid on a monthly basis in 12 equal installments of NIS 107,667, payable in accordance with the payroll practices of the Company in a manner consistent with past practices (hereinafter the “Base Salary”). The Base Salary shall be adjusted once every six (6) months, commencing as of the Effective Date solely to the extent that the applicable US Dollar/NIS exchange rate shall be increased, as determined and fixed from time to time by the Board or compensation committee of the Board, or, if no such determination has been made, on the actual date of payment. While the Employee is employed, the Base Salary and related exchange rate shall be reviewed from time to time for possible adjustment by the compensation committee of the Board.
4.2Any and all taxes and liabilities applicable from time to time in connection with the Base Salary, the Employee’s benefits and/or other payments to which the Employee is entitled to under this Agreement, will be borne by the Employee. The Company shall be entitled to deduct or withhold from the Base Salary, and from all other payments made under this Agreement, all taxes and charges which the Company may be required to deduct or withhold, according to the applicable law.
4.3Discretionary Annual Bonus. The Employee shall be eligible to receive a discretionary annual cash bonus having a payout at the target level of performance of fifty percent (50%) of the Employee’s annual Base Salary (the “Target Bonus”) for each calendar year that the Employee is employed by the Company, payable during the first calendar quarter of the year following the year to which the bonus relates, subject to the Employee’s continued employment through the payment date. Such bonus will be subject to the Employee’s successful achievement of performance goals set by the CEO or the Board (or a committee thereof), in their sole discretion, including, without limitation, goals based on the operating results of the Novocure Group or the Employee’s individual performance. Such performance goals shall be provided to the Employee promptly after being set by the CEO or the Board (or a committee thereof). The parties hereby agree that such Target Bonus, if any, shall not be deemed, for any purpose whatsoever, severance payment and/or any other social benefit, as a part of the Employee’s Base Salary hereunder.
5.Benefits
In addition to the Base Salary, Employee shall be entitled to the following benefits payable with respect to the Base Salary during Employee’s employment by the Company (collectively, the “Employee Benefits”):

Exhibit. 10.48
5.1The Company shall pay on a monthly basis, as premiums on a manager’s insurance policy and/or a pension fund and/or a provident fund and/or a combination of the two (the “Policy”), chosen by the Employee, as follows:
5.1.1Employee’s contribution to pension and life insurance – the Company shall deduct from the Employee’s Base Salary and contribute to the Policy 6% of the Base Salary. The Employee hereunder irrevocably authorizes and instructs the Company to deduct such amount from the Base Salary, at source, each month.
5.1.2Company’s contribution to Severance - in an amount equal to 8.33% of the Base Salary.
5.1.3Company’s contribution to pension and life insurance* - in an amount equal to 6.5% of the Salary.
* In the event that the Employee shall elect to be insured in a managers insurance policy or a provident fund which is not a pension fund - the   Company’s contributions towards pension and life insurance shall include payment for disability insurance in an amount which will ensure 75% of the Salary, provided however, that in any event the contributions of the Company towards life insurance and pension shall be equal to at least 5% of the Base Salary, and the total cost of the Company for disability insurance and pension and life insurance shall not exceed 7.5% of the Base Salary.

5.2Notwithstanding the foregoing, the Employee is hereby advised that he is entitled to instruct the Company in writing to distribute the payments and contributions described above among different and various policies and saving plans, at his discretion, so long as the Company’s total costs and liabilities in connection with said payments and contributions (and the funds and rights associated and/or accrued therewith) will not increase as compared to that stated herein; all subject to any applicable law and/or instructions and/or guidelines of the Ministry of Finance and/or all the by-laws and regulations of any fund and/or the provisions of the Extension Order regarding enlargement of pension contributions, all as shall be in effect from time to time.
5.3It is hereby expressly agreed that the Company’s contribution for severance pay (8.33%) together with any linkage, interest or other profit derivative thereof shall be instead of the Employee’s severance compensation, should the Employee be entitled thereto, such that upon release of the Policy to the Employee, no additional calculations shall be conducted between the parties regarding the matter of severance pay and no additional payments shall be made by the Company to the Employee, all pursuant to Section 14 of the Severance Pay Law, 5723- 1963 and the provisions of the Extension Order regarding enlargement of pension contributions and the conditions and provisions of the “General Approval Regarding the Payment by Employers to Pension Funds and Insurance Funds, in Lieu of Severance Payments pursuant to Section 14 of the Severance Pay Law, 5723 – 1963”, the provisions of which (including amendments thereto) are attached hereto, in the original Hebrew version, as Appendix A, and the parties hereby adopt the provisions thereof, or any amended provisions of said General Approval as shall be in effect from time to time.
5.4Upon termination of the Employee’s employment, for any reason whatsoever, the Company shall release to the Employee all rights accrued in the Policy, on account of both the Company’s and the Employee’s contributions, and waives any right it may have to receive the funds in the Policy. Notwithstanding the above, in the event in which the Employee’s right to severance payment has been negated, in a decision of a competent court, pursuant to section 16 or 17 of the Severance Pay Law, 5723 – 1963, and to the extent so negated, or in the event in which the Employee shall have withdrawn funds from the Policy, not in light of an ‘entitling

Exhibit. 10.48
event’ (for this matter, an entitling event, is death, invalidity, or retirement at the age of 60 and above) – the Company shall be entitled to receive from the Policy the Company’s contributions to the Policy and any profits derived thereon.
5.5The Employee shall bear any and all taxes which may apply with respect to any contribution which exceeds the recognized tax ceilings.
5.6Advanced Study Fund
5.7For each month during the Employee’s employment, the Company shall contribute an amount equal to 7.5% of the Employee’s monthly Base Salary (but not exceeding the highest deductible and/or credible amount for tax purposes (the “Deductible Amount”)), and shall deduct an amount equal to 2.5% of the Employee’s monthly Base Salary for such month, from the Employee’s monthly Base Salary, and forward such amount on behalf of the Employee to the an advance study fund designated by the Employee in the name of the Employee, to cover a professional education fund (keren hishtalmut). The difference between 7.5% of the Employee’s monthly Base Salary and the Deductible Amount shall be monthly paid to the Employee by the Company at the same time with the Base Salary (the “Additional Amount”). Nevertheless, the parties hereby agree that such Additional Amount shall not be deemed, for any purpose whatsoever, including without limitation for the calculation of the Target Bonus, severance payment and/or any other social benefit, as a part of the Employee’s Base Salary hereunder.
5.8Vacation
5.8.1The Employee shall be entitled to an annual leave of 22 days in accordance to the provisions of the applicable laws, such leave to be taken with adequate regard to the needs of the Company.
5.8.2Untaken Vacation Time. Annual leave may be accumulated according to applicable law but in any event not more than 44 days in the aggregate, and may not be redeemed.
5.9Automobile
The Company shall make available to the Employee, during the term of his employment hereunder, an automobile according to Company’s policy, and shall bear all fixed and current expenses related to such automobile (but not parking fines and other traffic violations). The automobile may be purchased or leased by the Company, at its sole discretion and according to the Company’s policy.
Upon termination of the Employee’s employment with the Company for any reason whatsoever, the Employee shall forthwith return the automobile with the keys and all licenses and other documentation related with the automobile to the Company within 3 (three) days. The Employee shall not have any lien right in the automobile or in any document or property related thereto.
5.10Sick leave
The Employee shall be entitled to sick leave according to the provisions of the applicable law, and in no event shall be entitled to any compensation and/or redemption with respect to

Exhibit. 10.48
unused sick leave. The Employee shall be entitled to a full payment of 100% of his regular daily Base Salary as of the first day of absence due to his illness.
5.11Recuperation Pay.
The Employee shall be entitled to recuperation pay (d’mey havra’ah) in accordance with the provisions of the applicable law.
6.Expenses Reimbursement
7.Upon presentation of appropriate documentation, the Employee will be reimbursed in accordance with the Company’s expense reimbursement policy as in effect from time to time for all reasonable and necessary business expenses incurred in connection with the performance of the Employee’s duties and responsibilities hereunder.
8.Share Option Plan
9.    The Employee shall be eligible to participate in the Parent’s 2015 Omnibus Incentive Plan, or such other equity-based long-term incentive compensation plan, program or arrangement generally made available to similarly situated senior executives of the Company or the Parent, as the case may be, from time to time (the “Plan”), as determined in the sole and absolute discretion of the board of directors of the Parent or a committee thereof.
10.Termination
10.1Subject to early termination as set forth herein, the employment of the Employee shall be for and shall continue for no specific term. For purposes of this Agreement, “Good Reason” means termination by the Employee for any of the following reasons: (i) the Company’s material failure to make any required payment to the Employee hereunder; (ii) the substantial diminution of the Employee’s position, reporting relationship, duties or responsibilities through no fault of his own; (iii) a reduction in the Employee’s Base Salary or Target Bonus of more than ten percent (10%), unless such reduction is applied to all senior executives; (iv) a requirement that the Employee move his principal business location that would increase his commute by more than sixty (60) kilometers from the location in effect of the Effective Date; or (v) the Company’s willful breach of any of its material obligations under any written agreement with the Employee; provided, however, the Employee shall not be permitted to resign for Good Reason unless (A) the Employee notifies the Company and the Board in writing of the occurrence of the alleged Good Reason condition within sixty (60) days of the Employee becoming aware of the occurrence of such condition; (B) the Company shall have a period of not less than thirty (30) days following such notice (the “Cure Period”) to remedy the alleged condition, during which time the Employee cooperates in good faith with the Company’s efforts to remedy the condition; (C) the alleged Good Reason condition is not remedied during the Cure Period; and (D) the Employee terminates his employment within sixty (60) days after the end of the Cure Period. If the Company cures the alleged Good Reason condition during the Cure Period in the Employee’s reasonable good faith judgment, Good Reason shall be deemed not to have occurred.
10.2Termination for Cause. The Company may terminate the Employee’s employment under this Agreement at any time for Cause. For purposes of this Agreement, “Cause” shall mean a determination by the Board that any of the following have occurred: (i) the Employee’s failure to follow the lawful and reasonable directives of the Company or the Board; (ii) the Employee’s material violation of any material Company policy, including any provision of a Code of Conduct or Code of Ethics adopted by the Company; (iii) the Employee’s

Exhibit. 10.48
commission of any act of fraud, embezzlement, dishonesty or any other willful or gross misconduct that in the reasonable judgment of the Board has caused or is reasonably expected to result in material injury to the Company; (iv) the Employee’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Employee owes an obligation of nondisclosure as a result of the Employee’s relationship with the Company that in the reasonable judgment of the Board has caused or is reasonably expected to result in material injury to the Company; (v) the Employee’s conviction of, or plea of guilty or “nolo contendere” to, a felony or misdemeanor (other than a minor traffic offense); or (vi) the Employee’s material breach of any of his obligations under this Agreement or any written agreement between the Employee and the Company. Except for any such event or condition which, by its nature, cannot reasonably be expected to be cured, with respect to the events or conditions described in clauses (i), (ii) or (vi), the Employee shall have thirty (30) days after receipt of written notice from the Company specifying the events or conditions constituting Cause in reasonable detail within which to cure any events or conditions constituting Cause, provided that the Company serves notice of such events or conditions and intended termination within sixty (60) days of the occurrence thereof, and such Cause shall not exist unless either the Employee is not entitled to notice under this sentence, or, if the Employee is entitled to such notice, he fails to cure such acts constituting Cause within such thirty (30)-day cure period. Termination of the Employee’s employment shall not be deemed to be for Cause unless, prior to termination, the Company delivers to the Employee copies of resolutions duly adopted by the affirmative vote of not less than a majority of the Board (after reasonable written notice is provided to the Employee and he is given a reasonable opportunity, together with counsel, to be heard before the Board), finding that the Employee has engaged in the conduct described in any of (i)-(vi) above.
10.3Termination Upon Disability. The Company may terminate the Employee’s employment under this Agreement in the event of the Employee’s “Disability.” For purposes of this Agreement, “Disability” means that the Employee becomes ill or is injured so that he is unable to perform the duties required of him under this Agreement for a period of ninety (90) days. Upon such termination the Employee shall receive the Accrued Benefits.
10.4Termination Other Than for Good Reason or for Cause. Subject to the provisions of clauses 8.1 and 8.2 above, during the Term, upon thirty (30) days’ prior written notice (the “Notice Period”), the Company can terminate this Agreement other than for Cause and the Employee can terminate this Agreement other than for Good Reason. In the event the Employee delivers notice of his intention to terminate this Agreement other than for Good Reason, the Company may, in its sole discretion, (i) require the Employee to continue working during the Notice Period, in which case the Employee will be entitled to his normal compensation under this Agreement during the Notice Period, (ii) relieve the Employee of some or all of his work responsibilities during the Notice Period or (iii) terminate the Employee’s employment immediately and provide the Employee with a payment in lieu of a Notice Period in the amount of the Employee’s Base Salary through the expiration of the Notice Period. In no event shall the Company’s termination of the Employee’s employment following the Employee’s delivery of written notice of his intention to resign constitute a termination of the Employee’s employment by the Company without Cause.
10.5Transfer of Responsibilities; Cooperation. Upon the termination of this Agreement, the Employee shall help assure the smooth transfer of responsibilities to his successor, by coordinating with his successor and helping familiarize him with the Company and the nature of the employment. In addition, upon the receipt of notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and for a reasonable period thereafter (not to exceed nine (9) months), the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of his employment with the Company, and will provide reasonable assistance to the Company and its representatives in defense of any claims that may be made against the Novocure Group, and

Exhibit. 10.48
will assist the Novocure Group in the prosecution of any claims that may be made by the Novocure Group, to the extent that such claims may relate to the period of the Employee’s employment with the Company (or any predecessor) and were within the Employee’s knowledge. The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or another member of the Novocure Group. The Employee also agrees to promptly inform the Company (to the extent the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or another member of the Novocure Group (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or another member of the Novocure Group with respect to such investigation, and will not do so unless legally required.
10.6Accrued Benefits. Upon termination of the Employee’s employment for any reason, the Company will pay or provide the Employee: (i) any unpaid Base Salary through the date of termination; (ii) redemption of annual leave, if any; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination, in a lump sum in cash within thirty (30) days after the date of termination; (iv) benefits in accordance with the terms of the applicable plans and programs of the Company; (v) release of sums and payments in respect of the arrangements described in Sections 5.1 and 5.6 in accordance with the terms thereof, within fifteen (15) days after the date of termination; and (vi) redemption of recuperation pay (d’mey havra’ah), all in accordance with applicable law and the Company’s policies (items (i) through (vi) collectively, the “Accrued Benefits”).
10.7Certain Potential Additional Payments Upon Termination.
10.7.1In addition to the Accrued Benefits, upon a termination of the Employee’s employment by (i) the Company other than (A) for Cause or (B) as a result of the Employee’s death or disability or (ii) by the Employee for Good Reason (each a “Qualifying Termination”), then, except as otherwise set forth in Section 8.7.2 below, and subject to the Employee’s timely execution of a waiver and release of claims (the “Release”) within the time prescribed by the Company, the Company shall provide the Employee with the Severance Adjustment if required to do so pursuant to this Section 8.7.1. As soon as reasonably practicable following the date of the Qualifying Termination, the Company shall cause the insurance company and/or the custodian of the pension fund, as applicable, to determine the amount in the Policy that is attributable to Company’s contributions in respect of severance payments for the benefit of the Employee (the “Contributed Policy Value”). If the Employee is entitled to receive the Severance Adjustment, the Severance Adjustment will be paid to the Employee in a lump sum as soon as reasonably practicable following the determination of the Employee’s entitlement to the Severance Adjustment. The determination of the Contributed Policy Value shall be final, binding and conclusive on the parties for the purpose of determining whether the Employee is entitled to the Severance Adjustment. For purposes of this Section 8.7.1, the “Severance Adjustment” shall be equal to the positive difference, if any, between (X) seventy-five percent (75%) of the Employee’s annual Base Salary as of the date of the Qualifying Termination and (Y) the Contributed Policy Value.
10.7.2In addition to the Accrued Benefits, in the event of the Employee’s Qualifying Termination within twelve (12) months following a Change in Control (as defined in the Plan), then, in lieu of the payments and benefits under Section 8.7.1 above, and subject to the Employee’s execution and non-revocation of the Release, the Company shall provide the Employee with the CIC Severance Adjustment if required to do so pursuant to this Section 8.7.2. As soon as reasonably practicable following the date of the Qualifying Termination, the Company shall cause the Contributed Policy Value to be determined. If the Employee is entitled to receive the CIC Severance Adjustment, the CIC Severance Adjustment will be paid to the Employee in a lump sum as soon as reasonably practicable following the determination of the Employee’s entitlement to the CIC Severance Adjustment. The determination of the Contributed

Exhibit. 10.48
Policy Value shall be final, binding and conclusive on the parties for the purpose of determining whether the Employee is entitled to the CIC Severance Adjustment. For purposes of this Section 8.7.2, the “CIC Severance Adjustment” shall be equal to the positive difference, if any, between (X) 150% of the sum of the Employee’s annual Base Salary and the Employee’s Target Bonus, each as in effect on the date of the Qualifying Termination and (Y) the Contributed Policy Value. In addition, subject to the Employee’s execution and non-revocation of the Release, all stock options or other equity or equity-based awards held by the Employee that have not previously become vested and (if applicable) exercisable as of the date of the Qualifying Termination shall, upon such termination, become immediately and fully vested and exercisable, without regard to the terms of any applicable award agreement or plan document, and such awards shall otherwise continue to apply on the same terms.
11.Confidentiality and Proprietary Information
11.1During the term of this Agreement and thereafter, the Employee shall preserve the confidentiality of all information relating to the business and activities of the Novocure Group, including all information relating to their technology, intellectual property, products, suppliers and clients, development and marketing plans, business strategy and business model, any other information of similar kind, and shall not reveal any such information to a third party of any kind, or use it in any way out of the Novocure Group, or transmit to third parties any information of a confidential nature that the Employee may have been given, without the consent of the Company. The foregoing shall not apply to information, which can be proven that is: (i) generally available to the public, other than in violation of this Section 9.1; (ii) was already known to the Employee prior to the disclosure thereto by the Novocure Group; (iii) was rightfully received by the Employee prior to the execution hereof from a third party without restriction on disclosure and without a breach of any confidentiality obligation running directly or indirectly to the Company or any member of the Novocure Group; or (iv) was approved for release by a written authorization by the Company. Notwithstanding the foregoing or any other provision in this Agreement or otherwise, nothing herein shall prohibit the Employee from reporting possible violations of any applicable laws, including Israeli law or regulation and/or United States federal or state law or regulation to any governmental agency or entity or self-regulatory organization including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of any applicable laws, including Israeli law or regulation, United States federal or state law or regulation (it being understood that the Employee does not need the Company’s prior authorization to make any such reports or disclosures and the Employee is not required to notify the Company that he has made such reports or disclosures).
11.2The Employee acknowledges and agrees that all trade secrets, works, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, data, programs, knowhow, designs, techniques, ideas, methods, inventions, discoveries, improvements, work products or developments or other works of authorship (“Inventions”), whether patentable or unpatentable, (x) that relate to the Employee work with the Company or any other member of the Novocure Group, made, developed or conceived by him, solely or jointly with others or with the use of any of the Novocure Group’s equipment, supplies, facilities or trade secrets or (y) suggested by any work that the Employee performs in connection with the Novocure Group, either while performing his duties with the Novocure Group or on his own time, but only insofar as the Inventions are related to his work as an employee of the Novocure Group, will belong exclusively to the Company (or its designee and assigns), whether or not patent applications are filed thereon. The Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records will be the sole and exclusive property of the Company (or its designee and assigns), and the Employee will surrender them upon the termination of his employment, or upon

Exhibit. 10.48
the Company’s request. The Employee hereby assigns to the Company (and its designees and assigns) the Inventions, including all rights in and to patents and other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the term of this Agreement, together with the right to file, in his name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Employee will, at any time during and subsequent to the term of this Agreement, make such Applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions and the underlying intellectual property. The Employee will also execute assignments to the Company (or its designee or assigns) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions and the underlying intellectual property for its benefit, all without additional compensation to the Employee from the Company, but entirely at the Company’s expense.
11.3In addition, the Inventions will be deemed “work made for hire,” as such term is defined under the copyright law of the United States, on behalf of the Novocure Group and the Employee agrees that the Novocure Group will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations or compensation to him. If the Inventions, or any portion thereof, are deemed not to be “work made for hire,” the Employee hereby irrevocably conveys, transfers, assigns and delivers to the Novocure Group, all rights, titles and interests in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions and the underlying intellectual property, including without limitation, (A) all of his rights, titles and interests in the copyrights (and all renewals, revivals and extensions thereof) related to the Inventions and the underlying intellectual property; (B) all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and the underlying intellectual property; and (C) all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including without limitation the right to receive all proceeds and damages therefrom. In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventions. The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other intellectual property rights that may issue thereon, including, without limitation, any rights that would otherwise accrue to his benefit by virtue of the Employee being an employee of or other service provider to the Novocure Group. It is further agreed that the Employee’s Base Salary and any other benefits and/or payments provided under this Agreement already include any consideration the Employee may be entitled to for Inventions developed or generated by him (or with the Employee’s assistance or contribution, as provided above) in accordance with Section 134 of the Patents Law, 5727-1967), and the Employee shall not be entitled to receive any additional consideration in this respect whatsoever.
11.4To the extent that the Employee is unable to assign any of his right, title or interest in any Invention under applicable law, for any such Invention and the underlying intellectual property rights, the Employee hereby grants to the Novocure Group an exclusive, irrevocable, perpetual, transferable, worldwide, fully paid license to such Invention and the underlying intellectual property, with the right to sublicense, use, modify, create derivative works and otherwise fully exploit such Invention and the underlying intellectual property, to assign this license and to exercise all rights and incidents of ownership of the Invention.
11.5To the extent that any of the Inventions are derived by, or require use by the Novocure Group of, any works, Inventions, or other intellectual property rights that the Employee owns, which are not assigned hereby, the Employee hereby grants to Novocure Group an irrevocable, perpetual, transferable, worldwide, non-exclusive, royalty free license, with the right to sublicense, use, modify and create derivative works using such works, Inventions or

Exhibit. 10.48
other intellectual property rights, but only to the extent necessary to permit the Novocure Group to fully realize their ownership rights in the Inventions.
12.Restrictive Covenants
12.1Non-Competition. So long as the Employee is employed by the Company under this Agreement and for the nine (9)-month period following the termination of the Employee’s employment with the Company for any reason (the “Restricted Period”), the Employee agrees that he will not, directly or indirectly, without the prior written consent of the Company, engage in Competition with the Novocure Group. “Competition” means participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any other capacity whatsoever in any business or in the development of any business if (A) such business competes or would compete with the business of the Novocure Group (it being understood that the business of the Novocure Group is the development and commercialization of its proprietary tumor treating fields (TTF) therapy for the treatment of solid tumor cancers (the “Business”)) and (B) the Employee’s activities related to such business would create the opportunity for the Employee to use confidential and proprietary information of the Novocure Group in connection with any other product being developed, manufactured, supplied or sold by any such business or business under development that competes with or upon introduction of a product would compete with the Business. For the avoidance of doubt and by way of example, the foregoing restrictions would not preclude the Employee from being employed by a pharmaceutical company during the Restricted Period to the extent that the Employee’s activities at such pharmaceutical company would not be directly related to the development, marketing or sale of products that are directly competitive with the Business. Notwithstanding the foregoing, nothing contained in this Section 5(a) shall prohibit the Employee from (i) investing, as a passive investor, in any publicly held company provided that the Employee’s beneficial ownership of any class of such publicly held company’s securities does not exceed one percent (1%) of the outstanding securities of such class, or (ii) with the consent of the Board, entering the employ of any academic institution or governmental or regulatory instrumentality of any country or any domestic or foreign state, county, city or political subdivision.
12.2Non-Solicitation of Customers. The Employee agrees that during the Restricted Period, he will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, customers of the Novocure Group to purchase goods or services then sold by the Novocure Group from any other person or entity.
12.3Non-Solicitation of Suppliers. The Employee agrees that during the Restricted Period, he will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, the Novocure Group’s suppliers to provide goods or services then provided to the Novocure Group to any other person or entity in Competition with the Novocure Group.
12.4Non-Solicitation of Employees. The Employee recognizes that he will possess confidential information about other employees of the Novocure Group relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Novocure Group. The Employee recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Novocure Group in developing its business and in securing and retaining customers, and has been and will be acquired by the Employee because of his business position with the Novocure Group. The Employee agrees that, during the Restricted Period, he will not (x) directly or indirectly, individually or on behalf of any other person or entity solicit or recruit any employee of the Novocure Group to leave such employment for the purpose of being employed by, or rendering services to, the Employee or any person or entity unaffiliated with the Novocure Group, or (y) convey any such confidential information or trade secrets about other employees of the Novocure Group to any person or entity other than in the course of the

Exhibit. 10.48
Employee’s assigned duties hereunder and for the benefit of the Novocure Group or as otherwise required by law or judicial or administrative process.
12.5Non-Disparagement. The Employee and the Novocure Group agree that neither will, nor induce others to, Disparage the Novocure Group or any of its past or present officers, directors, employees or products, or the Employee. “Disparage” will mean making comments or statements to the press, the Novocure Group’s employees or any individual or entity with whom the Novocure Group has a business relationship, or any prospective new employer of the Employee, that would adversely affect in any manner: (i) the conduct of the business of the Novocure Group (including, without limitation, any products or business plans or prospects); or (ii) the business reputation of the Novocure Group, or any of its products, or its past or present officers, directors, employees, stockholders and affiliates, or the Employee.
12.6The Employee acknowledges that the restrictions set under this Section 10 are fair and reasonable, and are essential for protection of the Novocure Group’s business, the Novocure Group’s proprietary rights and other legitimate interests of the Novocure Group, in view of the nature of the business in which the Novocure Group is engaged and its innovative course. The Employee further acknowledges that the above restrictions are customarily complied with by persons situated in a similar position, correspond with fair dealing requirements and are adequate in light of the Employee’s usage of Novocure Group resources during the Employee’s employment hereunder. In addition, such restrictions are fully compensated for by the Base Salary and benefits provided hereunder, and are not likely to have a material adverse effect upon the Employee’s professional position and promotion opportunities during the Restricted Period.
12.7No Disclosure to Company. The Employee represents and warrants that the Employee has not and will not disclose to the Company or any member of the Novocure Group any confidential information received by the Employee from any third party, and subject to restriction on disclosure, or through breach of confidentiality obligations, including without limitations any information received by the Employee in connection with any prior employer-employee engagement by the Employee.
12.8Injunctive Relief. It is further expressly agreed that the Novocure Group will or would suffer irreparable injury if the Employee were to violate the provisions of this Section 10, and that the Novocure Group would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction and the Employee further consents and stipulates to the entry of such injunctive relief in such court prohibiting him from violating the provisions of this Section 10.
12.9The obligations contained in this Section 10 will survive the termination of the Employee’s employment with the Company or any member of the Novocure Group and will be fully enforceable thereafter. If it is determined by a court of competent jurisdiction that any restriction in this Section 10 is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by applicable law.
12.10Return of Property. On the date of the termination of the Employee’s employment with the Company for any reason (or at any time prior thereto at the Company’s request), he will return all property belonging to the Novocure Group (including, but not limited to, any Novocure Group provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Novocure Group, but not his personal rolodex to the extent it contains only contact information).

Exhibit. 10.48
13.Indemnification; Directors and Officers Liability Insurance
14.In addition to any rights to indemnification to which the Employee may be entitled under the Company’s articles of association, the Company shall indemnify the Employee at all times during and after his employment terminates for any reason to the maximum extent permitted under applicable law, including its provisions regarding advancement of costs and attorneys’ fees, in connection with any action, suit, investigation or proceeding based in whole or in part upon the Employee’s actions, inaction, or status as an employee, officer, or director of the Company, except to the extent it is finally determined by a court of competent jurisdiction that the Employee is either not entitled to indemnification hereunder or otherwise or that any such action or inaction by the Employee that gave rise to any such action, suit, investigation or proceeding arose out of his own gross negligence, willful misconduct or fraud. The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and the Employee shall be covered under such insurance to the same extent as any other senior executives of the Company, both during employment and thereafter while potential liability exists.
15.Assignment
Notwithstanding anything else herein, this Agreement is personal to the Employee and neither the Agreement nor any rights hereunder may be assigned by the Employee. The Company may (subject to the written consent of the Employee if required by applicable Israeli law) assign the Agreement to another member of the Novocure Group or to any acquiror of all or substantially all of the assets of the Company or the Parent or otherwise to any person in connection with a Change in Control. This Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.
16.Counterparts
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one and the same instrument, which may sufficiently be evidenced by any one counterpart.
17.Individual Agreement; Entire Agreement
This Agreement is a special, individual agreement, contains the entire agreement of the parties with respect to the subject matters addressed herein, and as of the Effective Date, supersedes and replaces in its entirety the Prior Agreement. The collective agreements relating to the employees of the Novocure Group (if any) shall not apply to the Employee. Neither this Agreement nor any term of this Agreement may be amended, discharged or terminated orally, but only by a written instrument signed by the party to be bound thereby. No provision of this Agreement may be waived except in writing by the waiving party. No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party, and no course of dealing between the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy. The provisions of this Agreement will be deemed severable and the invalidity of unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

Exhibit. 10.48
18.Compensation Recovery
The payment of the Target Bonus and any other payments that may be made to the Employee regardless of whether the amount of such payment is determined based on achievement of financial performance objectives, shall be subject to recoupment in accordance with any clawback policy that Parent and/or the Company has adopted, adopts or is otherwise required by applicable law to adopt, whether pursuant to the listing standards of any national securities exchange or association on which the Parent’s securities are listed, the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or other applicable law. Any such recovered sum according to any clawback policy shall be deemed to be an agreed upon debt of the Employee to the Company and the Company shall be entitled to deduct any such recovered sum or any portion of it from any payment due to the Employee by the Company, all in accordance with applicable law.
19.Captions and Headings
The captions and descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
20.Governing Law
This Agreement will be governed by, and construed under and accordance with, the internal laws of the State of Israel, without reference to rules relating to conflicts of laws.

21.Taxes
The Company may withhold from any and all amounts payable to the Employee such taxes as may be required to be withheld pursuant to any applicable law or regulation.
22.Notices
Any notice required to be given pursuant to this Agreement shall be in writing and shall be deemed to have been sufficiently given if sent by registered mail, with all charges prepaid, addressed to the Company at its then principal executive offices (Attention:  General Counsel) or to the Employee at the last address in the Company’s records, or to either party at such other address as he or it may from time to time specify for such purpose in a notice similarly given.

Exhibit. 10.48
IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year set forth above.

Novocure (Israel) Ltd. /s/Asaf Danziger Name: Asaf Danziger Title: President	Barak Ben-Arye /s/Barak Ben-Arye

Exhibit. 10.48

Appendix A
Approval by Minister of Labor and Welfare
GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY ACCORDING TO SEVERANCE PAY LAW, 5723-1963
By virtue of my power under section 14 of the Severance Pay Law, 5723-1963 (the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval publication for his employee to a comprehensive pension benefit fund that is not an insurance fund within the meaning thereof in the Income Tax Regulations (Rules for the Approval and Conduct of Benefit Funds), 5724-1964 (the “Pension Fund”) or to managers insurance including the possibility of an insurance pension fund as aforesaid (hereinafter: the “Insurance Fund”), including payments made by him by a combination of payments to a Pension Fund and an Insurance Fund (hereinafter: the “Employer’s Payments”), shall be made in lieu of the severance pay due to the said employee in respect of the salary from which the said payments were made and for the period they were paid (hereinafter: the “Exempt Salary”), provided that all the following conditions are fulfilled:
(1)     The Employer’s Payments –
(a)     To the Pension Fund are not less than 14-1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays for his employee in addition thereto also payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2-1/3% of the Exempt Salary. In the event the employer has not paid an addition to the said 12%, the employer’s payments shall be only in lieu of 72% of the employee’s severance pay;
(b)     To the Insurance Fund are not less than one of the following:
13-1/3% of the Exempt Salary, if the employer pays for his employee in addition thereto also payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount required to secure at least 75% of the Exempt Salary or in an amount of 2-1/2 % of the Exempt Salary, the lower of the two (hereinafter: “Disability Insurance”);
11% of the Exempt Salary, if the employer paid, in addition, a payment to the Disability Insurance, and in such case the Employer’s Payments shall only replace 72% of the Employee’s severance pay; In the event the employer has paid in addition to the foregoing payments to supplement severance pay to a benefit fund for severance pay or to an Insurance Fund in the employee’s name in an amount of 2-1/3 % of the Exempt Salary, the Employer’s Payments shall replace 100% of the employee’s severance pay.
No later than three months from the commencement of the Employer’s Payments, a written agreement is executed between the employer and the employee in which –
The employee has agreed to the arrangement pursuant to this approval in a text specifying the Employer’s Payments, the Pension Fund and Insurance Fund, as the case may be; the said agreement shall also include the text of this approval;
The employer waives in advance any right, which it may have to a refund of monies from his payments, unless the employee’s right to severance pay has been revoked by a judgment by virtue of Section 16 and 17 of the Law, and to the extent so revoked and/or the employee has withdrawn

Exhibit. 10.48
monies from the Pension Fund or Insurance Fund other than by reason of an entitling event; in such regard “Entitling Event” means death, disability or retirement at after the age of 60.
This approval is not such as to derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement, in respect of salary over and above the Exempt Salary.

ACKNOWLEDGED AND AGREED:

NovoCure (Israel) Ltd.                    Barak Ben-Arye

Name: Title:

Exhibit. 10.48
אישור כללי בדבר תשלומי מעבידים לקרן פנסיה ולקופת ביטוח במקום פיצויי פיטורים לפי חוק פיצויי פיטורים, התשכ"ג-1963

בתוקף סמכותי לפי סעיף 14 לחוק פיצויי פיטורים, התשכ”ג-1963 (להלן -החוק), אני מאשר כי תשלומים ששילם מעביד החל ביום פרסומו של אישור זה, בעד עובדו לפנסיה מקיפה בקופת גמל לקצבה שאינה קופת ביטוח כמשמעותה בתקנות מס הכנסה (כללים לאישור ולניהול קופות גמל), התשכ”ד-1964 (להלן - קרן פנסיה), או לביטוח מנהלים הכולל אפשרות לקצבה או שילוב של תשלומים לתכנית קצבה ולתכנית שאינה לקצבה בקופת ביטוח כאמור (להלן - קופת ביטוח), לרבות תשלומים ששילם תוך שילוב של תשלומים לקרן פנסיה ולקופת ביטוח בין אם יש בקופת הביטוח תכנית לקצבה ובין אם לאו (להלן - תשלומי המעביד), יבואו במקום פיצויי הפיטורים המגיעים לעובד האמור בגין השכר שממנו שולמו התשלומים האמורים ולתקופה ששולמו (להלן - השכר המופטר), ובלבד שנתקיימו כל אלה:

1.תשלומי המעביד -
1.לקרן פנסיה אינם פחותים מ–14.33% מן השכר המופטר או 12% מן השכר המופטר אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 2.33% מן השכר המופטר. לא שילם המעביד בנוסף ל–12% גם 2.33% כאמור, יבואו תשלומיו במקום 72% מפיצויי הפיטורים של העובד, בלבד;

2.לקופת ביטוח אינם פחותים מאחד מאלה:

(1)    13.33% מן השכר המופטר, אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להבטחת הכנסה חודשית במקרה אובדן כושר עבודה, בתכנית שאישר הממונה על שוק ההון ביטוח וחסכון במשרד האוצר, בשיעור הדרוש להבטחת 75% מן השכר המופטר לפחות או בשיעור של 2.5% מן השכר המופטר, לפי הנמוך מביניהם (להלן - תשלום לביטוח אובדן כושר עבודה);
(2)    11% מן השכר המופטר, אם שילם המעביד בנוסף גם תשלום לביטוח אובדן כושר עבודה, ובמקרה זה יבואו תשלומי המעביד במקום 72% מפיצויי הפיטורים של העובד, בלבד; שילם המעביד נוסף על אלה גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 2.33% מן השכר המופטר, יבואו תשלומי המעביד במקום 100% פיצויי הפיטורים של העובד.

2.לא יאוחר משלושה חודשים מתחילת ביצוע תשלומי המעביד נערך הסכם בכתב בין המעביד לבין העובד ובו -
1.הסכמת העובד להסדר לפי אישור זה בנוסח המפרט את תשלומי המעביד ואת קרן הפנסיה וקופת הביטוח, לפי הענין; בהסכם האמור ייכלל גם נוסחו של אישור זה;
2.ויתור המעביד מראש על כל זכות שיכולה להיות לו להחזר כספים מתוך תשלומיו, אלא אם כן נשללה זכות העובד לפיצויי פיטורים בפסק דין מכוח סעיפים 16 או 17 לחוק ובמידה שנשללה או שהעובד משך כספים מקרן הפנסיה או מקופת הביטוח שלא בשל אירוע מזכה; לענין זה, “אירוע מזכה” - מוות, נכות או פרישה בגיל שישים או יותר.

3.אין באישור זה כדי לגרוע מזכותו של עובד לפיצויי פיטורים לפי החוק, הסכם קיבוצי, צו הרחבה או חוזה עבודה, בגין שכר שמעבר לשכר המופטר.

ט”ו בסיון התשנ”ח (9 ביוני 1998)
אליהו ישי, שר העבודה והרווחה